Exhibit 4.12

SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of this 6th day of September, 2005 by and between Thinkplus Investments Limited, a company organized under the laws of the British Virgin Islands (the “Company”), and Sures Corporation Limited, a company organized under the laws of the British Virgin Islands (the “Subscriber”).

WHEREAS, the Company desires to issue and sell to the Subscriber, and the Subscriber desires to subscribe for and purchase from the Company, ordinary shares of the Company as herein described, according to the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration for the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Number of Shares and Price Per Share. The Subscriber hereby agrees to subscribe for and purchase from the Company, and the Company agrees to issue and sell to Subscriber, 10,000 ordinary shares of the Company, US$0.01 par value per share (the “Shares”), at a subscription price of US$15.00 per share, or an aggregate subscription price of US$150,000.00 (the “Subscription Price”).

2. Closing. The closing of the issuance and subscription of the Shares shall irrevocably occur at a closing (the “Closing”), which shall be held at the principal offices of the Company on March 1, 2006. At the Closing, the Company shall deliver to the Subscriber certificates representing the Shares, registered in the name of the Subscriber, against payment of the Subscription Price by the Subscriber. Payment of the Subscription Price shall be made either in cash, by certified check, by wire transfer of immediately available funds to an account designated by the Company, or by cancellation of existing indebtedness of the Company, subject to the mutual agreement of the Company and the Subscriber.

3. Adjustment for Share Splits and Combinations. If the Company shall, at any time or from time to time after the date of this Agreement but before the Closing, effect a subdivision of its outstanding ordinary shares into a larger number of shares, or combine its outstanding ordinary shares into a smaller number of shares, then the number of Shares deliverable to the Subscriber at the Closing shall be increased or decreased, as the case may be, in the same proportion as the increase or decrease in the aggregate number of outstanding ordinary shares as a result of such subdivision or combination. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

4. Legends. All certificates representing the Shares shall have endorsed thereon the following legend:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND

MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

5. Representations and Warranties. In connection with the proposed purchase of the Shares, the Subscriber hereby agrees, represents and warrants as follows:

(a) The Subscriber is purchasing the Shares solely for the Subscriber’s own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the United States Securities Act of 1933, as amended (the “Securities Act”).

(b) The Subscriber realizes that Subscriber’s purchase of the Shares will be a highly speculative investment, and Subscriber is able, without impairing Subscriber’s financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of Subscriber’s investment.

(c) The Company has disclosed to the Subscriber that:

(i) The sale of the Shares has not been registered under the Securities Act, and the Shares must be held indefinitely unless a transfer of it is subsequently registered under the Securities Act or an exemption from such registration is available, and that the Company is under no obligation to register the Shares;

(ii) The Company will make a notation in its records of the aforementioned restrictions on transfer and legends.

(d) The Subscriber is aware of the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, including among other things: the resale occurring not less than one year from the date the Subscriber has purchased and paid for the Shares; the availability of certain public information concerning the Company; the sale being through a broker in an unsolicited “broker’s transaction” or in a transaction directly with a market maker; and limitations on the amount of Shares that may be sold during any three-month period. The Subscriber further represents that Subscriber understands that at the time Subscriber wishes to sell the Shares there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, the Subscriber could be precluded from selling the Shares under Rule 144 even if the one-year minimum holding period had been satisfied.

(e) Without in any way limiting the Subscriber’s representations and warranties set forth above, the Subscriber further agrees that the Subscriber shall in no event make any disposition of all or any portion of the Shares which the Subscriber is purchasing unless and until:

(i) There is then in effect a registration statement under the Securities Act (“Registration Statement”) covering such proposed disposition and such disposition is made in accordance with said Registration Statement; or

(ii) The Subscriber shall have (1) notified the Company of the proposed disposition and furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (2) if reasonably requested by the Company, furnished the Company with an opinion of the Subscriber’s own counsel to the effect that such disposition will not require registration of such shares under the Securities Act, and such opinion of the Subscriber’s counsel shall have been concurred in by counsel for the Company, and the Company shall have advised the Subscriber of such concurrence.

6. “Market Stand-Off” Agreement. The Subscriber hereby agrees that in connection with any underwritten public offering by the Company, during the period of duration (not to exceed 180 days) specified by the Company and an underwriter of ordinary shares of the Company following the effective date of the Registration Statement of the Company filed under the Securities Act with respect to such offering, the Subscriber will not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by the Subscriber at any time during such period except ordinary shares included in such registration (if any). If requested by such underwriter, Subscriber agrees to execute a lock-up agreement in such form as the underwriter may reasonably propose.

7. Transfers in Violation of Agreement. The Company shall not be required (i) to transfer on its books any Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Shares shall have been so transferred.

8. Termination.

(a) This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing:

(i) by the mutual written agreement of the Company and the Subscriber;

(ii) by the Company or the Subscriber, in the event of a material breach of this Agreement by the non-terminating party if such non-terminating party fails to cure such breach within five business days following notification thereof by the terminating party; or

(iii) by the Company or the Subscriber, if the Closing shall not have occurred on or before March 1, 2006, unless the failure to consummate the Closing is due to the failure to act by the terminating party.

(b) If this Agreement is validly terminated pursuant to this Section 8, this Agreement shall forthwith become null and void and of no further effect, other than the provisions of this Section 8 and Section 9 below. Nothing contained in this Section 8 shall relieve any party from liability for any breach of this Agreement occurring prior to termination.

9. Miscellaneous.

(a) Further Instruments. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(b) Notice. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery, (ii) when sent by confirmed facsimile, if sent during normal business hours of recipient, or if not, then on the next business day, or (iii) one (1) day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

(c) Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon the Subscriber, the Subscriber’s heirs, executors, administrators, successors and assigns. The parties acknowledge that the Company intends to redomicile as a company organized under the laws of the Cayman Islands (the “Reorganization”) and anticipates that the Reorganization will be completed prior to the Closing. The parties acknowledge that their obligations hereunder shall remain in full force and effect following the Reorganization.

(d) Applicable Law; Entire Agreement; Amendments. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as it applies to agreements between New York residents, entered into and to be performed entirely within New York. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, superseding all prior written or oral agreements, and no amendment or addition hereto shall be deemed effective unless agreed to in writing by the parties hereto.

(e) Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and tenor and effect of this Agreement.

(f) Arbitration. Any dispute or claim arising out of this Agreement will be subject to final and binding arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the UNCITRAL Arbitration Rules then in effect, which rules are deemed to be incorporated by reference into this subsection. One arbitrator who is a member of the HKIAC will conduct the arbitration. The arbitration will be held in Hong Kong, and the arbitrator will apply New York substantive law in all respects. The arbitrator shall have all authority to determine the arbitrability of any claim and enter a final, binding judgment at the conclusion of any proceedings. Any final judgment only may be appealed on the grounds of improper bias or improper conduct of the arbitrator. The party prevailing in the resolution of any claim will be entitled, in addition to such other relief as may be granted, to an award of all attorneys fees and costs incurred in the claim, without regard to any statute, schedule, or rule of court purported to restrict such award.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THINKPLUS INVESTMENTS LIMITED

By:	/s/ Chen Shuning
Name:
Title:

Address:	Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

SURES CORPORATION LIMITED

By:	/s/ Chen Jian
Name:
Title:

Address:	Beaufort House, P.O. Box No.438, Road Town, Tortola, British Virgin Islands

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